As filed with the Securities and Exchange Commission on April 2, 2013

Registration No. 333-111860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cascade Corporation

(Exact name of registrant as specified in its charter)

Oregon	93-0136592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2201 N.E. 201st Ave. Fairview, Oregon	97024-9718
(Address of Principal Executive Office)	(Zip Code)

Cascade Corporation Savings and Investment Plan

(Full title of the plan)

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

2201 N.E. 201st Ave.

Fairview, Oregon 97024-9718

(Name and address of agent for service)

(503) 669-6300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment No. 1 (this “Amendment”) is being filed by Cascade Corporation (the “Company”) to deregister unsold shares of the Company’s common stock, par value $.50 per share (the “Common Stock”), that were registered on the Company’s Registration Statement on Form S-8 (No. 333-111860) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on January 12, 2004, registering 500,000 shares of Common Stock pursuant to the Cascade Corporation Savings and Investment Plan.

On March 28, 2013, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2012, by and among the Company, Toyota Industries Corporation (“Parent”) and Industrial Components and Attachments II, Inc., an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming an indirect wholly-owned subsidiary of Parent. As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than Shares owned by Parent, Merger Sub, the Company (or any of their respective subsidiaries), were converted into the right to receive $65.00 in cash.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration the shares of its Common Stock registered under the Registration Statement, which remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Fairview, State of Oregon, on the 2nd day of April 2013.

CASCADE CORPORATION

By:	/s/ Joseph G. Pointer
Joseph G. Pointer Chief Financial Officer

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